Tarsus Reports Third Quarter 2025 Financial Results and Recent Business Achievements

Delivered quarterly XDEMVY® net sales of approximately $119 million, up approximately 147% year-over-year

Weekly multi-patient prescribers grew approximately 30% in the third quarter underscoring strong commercial momentum

Management to host conference call today, November 4, 2025, at 1:30 p.m. PT / 4:30 p.m. ET

IRVINE, Calif., November 4, 2025 (GLOBE NEWSWIRE) -- Tarsus Pharmaceuticals, Inc. (NASDAQ: TARS), today announced financial results for the third quarter ended September 30, 2025.

“Our third quarter results, highlighted by nearly $119 million in XDEMVY sales, reflect the strength of our commercial model, the scale of engagement across eye care, and the impact we’re having on patients,” said Bobak Azamian, M.D., Ph.D., Chief Executive Officer and Chairman of Tarsus. “We’ve established a new category in eye care, and XDEMVY is now one of the best-selling prescription eye drops. Simultaneously, we are expanding our pipeline with more category-creating programs like ocular rosacea - another widespread condition with significant unmet need - that position Tarsus for sustained, long-term growth. With each new milestone, we are deepening our impact and shaping the future of eye care.”

Recent Business and Clinical Highlights
•XDEMVY is continuing on a strong growth trajectory with Q3 results of:
◦$118.7 million in net product sales.
◦More than 103,000 bottles delivered to patients.
◦Broad, high-quality coverage, with more than 90% of commercial, Medicare and Medicaid lives covered, leading to a gross-to-net discount of 44.7%.

•Two years into launch, Tarsus is fundamentally changing how eye care professionals (ECPs) diagnose and treat Demodex blepharitis (DB).
◦More than 20,000 ECPs have written multiple prescriptions reflecting growing confidence and the consistent integration of XDEMVY into clinical practice.
◦At the end of Q3 2025, the number of ECPs prescribing more than one bottle per week increased by approximately 30% compared to Q2 2025.

•Tarsus continues to execute on its category-creation strategy, advancing a robust pipeline designed to establish new treatment categories, with plans to initiate:
◦A Phase 2 study of TP-04 (lotilaner ophthalmic gel) for the potential treatment of ocular rosacea (OR), a highly prevalent and underserved eye disease with no FDA-approved therapy, in December 2025, with topline data expected by year-end 2026.
◦A Phase 2 study of TP-05 (lotilaner oral tablet) for the potential prevention of Lyme disease, a novel, on-demand, oral tablet designed to kill ticks before they can transmit infection, in 2026.

Third Quarter 2025 Financial Results
•    Product sales, net: were $118.7 million compared to $48.1 million for the same period in 2024, driven by more than 103,000 bottles of XDEMVY delivered to patients compared to more than 41,400 bottles delivered to patients in the prior year period.

•    Cost of sales: were $8.3 million compared to $3.2 million for the same period in 2024, due to manufacturing costs related to XDEMVY, the royalty Tarsus pays on net product sales, and the amortization of the milestones paid to Tarsus’ licensor, which is being amortized over its remaining useful life.

•    Research and development (R&D) expenses: were $16.3 million compared to $12.1 million for the same period in 2024. The increase was primarily due to $0.8 million of increased TP-04 program expenses, $2.9 million of increased payroll and personnel-related costs, $0.7 million of increased early-stage programs, and $0.4 million of increased other indirect expenses. These increases were partially offset by $0.8 million of decreased TP-05 program expenses. Total R&D non-cash stock compensation expense was $3.0 million, compared with $1.7 million in the same period in 2024.

•    Selling, general and administrative (SG&A) expenses: were $108.6 million compared to $57.9 million for the same period in 2024. The increase was due primarily to $7.4 million of increased payroll and personnel-related costs (including non-cash stock-based compensation), $26.1 million of increased commercial and marketing costs, including direct-to-consumer advertising costs, as we continued our commercial launch of XDEMVY, and $17.2 million of increased variable costs including certain patient assistance programs, fees related to increased bottles dispensed, information technology applications, legal, professional, and other corporate expenses. Total SG&A non-cash stock compensation expense was $9.1 million, compared with $5.6 million in the same period in 2024.

•    Net loss: was $12.6 million, compared to $23.4 million for the same period in 2024. Basic and diluted net loss per share for the quarter ended September 30, 2025 was $(0.30), compared with $(0.61) for the same period in 2024.

•    Cash position: As of September 30, 2025, cash, cash equivalents and marketable securities were $401.8 million.

Year-to-Date 2025 Financial Results
•    Product sales: were $299.7 million compared to $113.7 million for the same period in 2024, driven by approximately 266,000 bottles of XDEMVY delivered to patients compared to approximately 104,400 bottles delivered to patients in the prior year period.

•    Cost of sales: were $19.8 million compared to $7.9 million for the same period in 2024, due to manufacturing costs related to XDEMVY, the royalty Tarsus pays on net product sales, and the amortization of the milestones paid to Tarsus’ licensor, which is being amortized over its remaining useful life.

•    Research and development (R&D) expenses: were $46.3 million compared to $36.5 million for the same period in 2024. The increase was due to $5.1 million of increased compensation and other personnel-related expense (including non-cash stock-based compensation), $1.0 million of other indirect expenses, $2.6 million of increased early-stage programs, and $2.1 million of increased TP-04 program spend. These increases were partially offset by $0.6 million of decreased TP-05 program spend and $0.5 million of decreased TP-03 program spend. R&D non-cash stock compensation expense was $6.4 million, compared with $5.0 million in the same period in 2024.

•    Selling, general and administrative (SG&A) expenses: were $296.6 million compared to $168.3 million for the same period in 2024. The increase was due primarily to $24.0 million of increased payroll and personnel-related costs (including non-cash stock-based compensation), $81.5 million of increased commercial and marketing costs, including direct-to-consumer advertising costs, related to the commercial launch of XDEMVY, and $22.9 million of increased variable costs including certain patient assistance programs, fees related to increased bottles dispensed, information technology applications, legal, professional and other corporate expenses. SG&A non-cash stock compensation expense was $20.5 million, compared with $14.9 million in the same period in 2024.

•    Net loss: was $58.0 million, compared to $92.4 million for the same period in 2024. Year-to-date basic and diluted net loss per share was $(1.40), compared with $(2.48) for the same period in 2024.

Conference Call and Webcast
Tarsus will host a conference call and webcast to discuss its third quarter 2025 financial results and business highlights today, November 4, 2025, at 1:30 p.m. PT / 4:30 p.m. ET. A live webcast will be available on the events section of the Tarsus website. A recorded version of the call will be available on the website shortly after the completion of the call and will be archived there for at least 90 days.

About XDEMVY®
XDEMVY (lotilaner ophthalmic solution) 0.25%, formerly known as TP-03, is a novel prescription eye drop designed to treat Demodex blepharitis by targeting and eradicating the root cause of the disease – Demodex mite infestation. XDEMVY was evaluated in two pivotal trials collectively involving more than 800 patients. Both trials met the primary endpoint and all secondary endpoints, with statistical significance and no serious treatment-related adverse events. Most patients found the XDEMVY eye drop to be neutral to very comfortable. The most common ocular adverse reactions observed in the studies were instillation site stinging and burning which was reported in 10% of patients. Other ocular adverse reactions reported by less than 2% of patients were chalazion/hordeolum (stye) and punctate keratitis.

XDEMVY Indication and Important Safety Information

INDICATIONS AND USAGE
XDEMVY is indicated for the treatment of Demodex blepharitis.

Most common side effects: The most common side effect in clinical trials was stinging and burning in 10% of patients. Other side effects in less than 2% of patients were chalazion/hordeolum and punctate keratitis.

For additional information, please see full prescribing information available at https://xdemvy.com/.

About TP-03
TP-03 (lotilaner ophthalmic solution) 0.25% is a novel therapeutic designed to treat Demodex blepharitis by targeting and eradicating the root cause of disease – Demodex mite infestation. It was approved by the FDA in 2023 under the brand name XDEMVY® for the treatment of Demodex blepharitis. Lotilaner is a well-characterized anti-parasitic agent that paralyzes and eradicates Demodex mites by selectively inhibiting parasite-specific gamma-aminobutyric acid-gated chloride (GABA-Cl) channels. It is a highly lipophilic molecule, which may promote its uptake in the oily sebum of the eye lash follicles where the mites reside.

About TP-04
TP-04 is an investigational sterile aqueous gel formulation of lotilaner. Tarsus is studying TP-04 for the potential treatment of ocular rosacea (OR).

About TP-05
TP-05 is an investigational oral systemic formulation of lotilaner. TP-05 is believed to be the only non-vaccine, drug-based, preventative therapeutic in development designed to kill ticks to potentially prevent Lyme disease transmission.

About Tarsus Pharmaceuticals, Inc.
Tarsus Pharmaceuticals, Inc. applies proven science and new technology to revolutionize treatment for patients, starting with eye care. Tarsus is advancing its pipeline to address several diseases with high unmet need across a range of therapeutic categories, including eye care, dermatology, and infectious disease prevention. XDEMVY (lotilaner ophthalmic solution) 0.25% is FDA approved in the United States for the treatment of Demodex blepharitis. Tarsus is also developing TP-04 for the potential treatment of ocular rosacea and TP-05 as an oral tablet for the potential prevention of Lyme disease, all of which are in Phase 2.

Forward-Looking Statements
Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include statements regarding the potential commercial success and growth of XDEMVY in Demodex blepharitis, including market size, acceptance, demand, prescription fill rate and adoption rate for XDEMVY; our ability to successfully continue our new direct-to-consumer campaign; our ability to achieve and maintain distribution and patient access for XDEMVY and breadth of payer coverage; our ability to continue to educate the market about Demodex blepharitis; our ability to initiate planned clinical studies; anticipated regulatory and development milestones including potential Europe and Japan regulatory pathways and approval for XDEMVY; the results of our clinical studies; the test results of our pipeline formulations; our ability to continue investing in our business and actively evaluate external opportunities, and the quotations of Tarsus’ management. The words, without limitation, “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: Tarsus is heavily dependent on the successful commercialization of its lead product, XDEMVY for the treatment of Demodex blepharitis and the development and regulatory approval and commercialization of its current and future product candidates; Tarsus’ ability to obtain and maintain regulatory approval for and successfully commercialize its products, including XDEMVY for the treatment of Demodex blepharitis, and its product candidates to meet existing and future regulatory standards; Tarsus has incurred significant losses and negative cash flows from operations since inception and anticipates that it will continue to incur significant expenses and losses for the foreseeable future; Tarsus’ capital requirements are difficult to predict and may change; Tarsus may need to obtain additional funding to achieve its goals and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force Tarsus to delay, reduce, or eliminate its product development programs, commercialization efforts or other operations; Tarsus may not be successful in educating healthcare professionals and the market about the need for treatments specifically for Demodex blepharitis and other diseases targeted by XDEMVY or our product candidates; the development and commercialization of Tarsus products is dependent on intellectual property it licenses from Elanco Tiergesundheit AG; Tarsus expects to expand its development, regulatory, operational, sales, and marketing capabilities and Tarsus may encounter difficulties in managing its growth, which could disrupt its operations; the sizes of the market opportunity for XDEMVY and Tarsus’ product candidates, particularly TP-04 for the potential treatment of ocular rosacea, as well as TP-05 for the potential prevention of Lyme disease, have not been established with precision and may be smaller than estimated; the results of Tarsus’ earlier studies and trials may not be predictive of future results; any termination or suspension of, or delays in the commencement or completion of, Tarsus’ planned clinical trials could result in increased costs, delay or limit its ability to generate revenue and adversely affect its commercial prospects; if Tarsus is unable to obtain and maintain sufficient intellectual property protection for its product candidates, or if the scope of the intellectual property protection is not sufficiently broad, Tarsus’ competitors could develop and commercialize products similar or identical to Tarsus’ products; and if Tarsus is unable to access capital (including but not limited to cash, cash equivalents, and credit facilities) and/or loses capital, as a result of potential failure of any financial institutions that Tarsus does business with directly or indirectly. Further, there are other risks and uncertainties that could cause actual results to differ from those set forth in the forward-looking statements and they are detailed from time to time in the reports Tarsus files with the Securities and Exchange Commission, including Tarsus’ Form 10-K for the year ended December 31, 2024 filed on February 25, 2025 and the most recent Form 10-Q quarterly filing filed with the SEC on November 4,

2025, which Tarsus incorporates by reference into this press release, copies of which are posted on its website and are available from Tarsus without charge. However, new risk factors and uncertainties may emerge from time to time, and it is not possible to predict all risk factors and uncertainties. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements contained in this earnings release are based on the current expectations of Tarsus’ management team and speak only as of the date hereof, and Tarsus specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Media Contact:
Adrienne Kemp
Sr. Director, Corporate Communications
(949) 922-0801
akemp@tarsusrx.com

Investor Contact:
David Nakasone
Head of Investor Relations
(949) 620-3223
DNakasone@tarsusrx.com

TARSUS PHARMACEUTICALS, INC.
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Product sales, net	$118,697	$48,118	$299,692	$113,651
License fees and collaboration revenue	—	—	—	2,894
Total revenues	118,697	48,118	299,692	116,545

Operating expenses:
Cost of sales	8,309	3,242	19,757	7,900
Research and development	16,284	12,128	46,287	36,513
Selling, general and administrative	108,633	57,910	296,641	168,280
Total operating expenses	133,226	73,280	362,685	212,693
Loss from operations before other income (expense)	(14,529)	(25,162)	(62,993)	(96,148)
Other income (expense):
Interest income	4,114	4,120	11,797	11,367
Interest expense	(2,268)	(2,445)	(6,721)	(5,537)
Loss on debt extinguishment	—	—	—	(1,944)
Other income (expense), net	98	67	(128)	(179)
Total other income (expense), net	1,944	1,742	4,948	3,707
Net loss	$(12,585)	$(23,420)	$(58,045)	$(92,441)

Unrealized gain (loss) on marketable securities and cash equivalents	250	522	110	348
Comprehensive loss	$(12,335)	$(22,898)	$(57,935)	$(92,093)

Net loss per share, basic and diluted	$(0.30)	$(0.61)	$(1.40)	$(2.48)
Weighted-average shares outstanding, basic and diluted	42,607,717	38,381,968	41,457,027	37,286,911

TARSUS PHARMACEUTICALS, INC.
CONDENSED BALANCE SHEETS
(In thousands, except share and par value amounts)

	September 30, 2025	December 31, 2024
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$112,724	$94,819
Marketable securities	289,113	196,557
Accounts receivable, net	72,620	46,760
Inventory	3,836	2,620
Other receivables	1,716	1,299
Prepaid expenses	21,695	14,650
Total current assets	501,704	356,705
Restricted cash, non-current	2,563	2,562
Inventory, non-current	2,532	2,533
Property and equipment, net	5,746	2,314
Intangible assets, net	7,606	8,326
Operating lease right-of-use assets	10,233	552
Long-term investments	3,000	3,000
Other assets	1,177	999
Total assets	$534,561	$376,991
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$103,498	$64,789
Accrued payroll and benefits	13,552	15,823
Total current liabilities	117,050	80,612
Long-term debt, net	72,281	71,845
Other long-term liabilities	10,148	—
Total liabilities	199,479	152,457
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 200,000,000 shares authorized; 42,447,882 shares issued and outstanding at September 30, 2025 (unaudited); 38,349,826 shares issued and outstanding at December 31, 2024	6	6
Additional paid-in capital	753,042	584,559
Accumulated other comprehensive income (loss)	289	179
Accumulated deficit	(418,255)	(360,210)
Total stockholders’ equity	335,082	224,534
Total liabilities and stockholders’ equity	$534,561	$376,991